Exhibit 11
            COMPUTATION OF EARNINGS PER COMMON SHARE
                 FOR THE YEAR ENDED DECEMBER 31
        (In millions, except share and per share amounts)

                                                       1993          1992         1991

1.   Income applicable to common stock before
     extraordinary loss and accounting changes*      $  2.7      $   20.3        $60.6

2.   Net income (loss) applicable to
     common stock*                                   $  2.7     ($1,141.3)       $60.6

3.   Average number of common shares
     outstandingat the beginning of the year
     and the end of each month during the year   87,673,141    85,474,089   84,983,749

4.   Primary earnings per common share before
     extraordinary loss and accounting changes
     (1 divided by 3)                                $  .03      $    .24        $ .71

5.   Primary earnings (loss) per common
     share (shares for accounting changes
     calculations = 85,082,319)                      $  .03     ($  13.41)       $ .71

6.   Interest on 6-1/4% convertible subordinated
     amortization of related debt discount and
     expenses, net of applicable taxes on income          -      $    6.3        $ 6.3

7.   Fully diluted earnings before extraordinary
     loss and accounting changes (1 + 6)             $  2.7      $   26.6        $66.9

8.   Fully diluted earnings (loss)(2 + 6)            $  2.7     ($1,135.0)       $66.9

9.   Shares issuable upon full conversion
     of convertible subordinated debentures               -     2,403,226    2,419,354

10.  Shares issuable under stock
     incentive plans (treasury stock method)          8,675        41,441       93,745

11.  Shares issuable upon exercise of
     dilutive outstanding stock options
     (treasury stock method)                        202,531       363,266      496,825

12.  Fully diluted shares (3 + 9 + 10 + 11)      87,884,347    88,282,022   87,993,673

13.  Fully diluted earnings per common share
     before extraordinary loss and accounting
     changes (7 divided by 12)                       $  .03      $    .30        $ .76

14.  Fully diluted earnings (loss) per
     common share (shares for accounting
     change calculations = 88,092,243)               $  .03     ($  12.88)       $ .76

*After preferred dividend requirement